Exhibit 10.1

EXELIXIS, INC.

2000 NON-EMPLOYEE DIRECTORS’ STOCK OPTION PLAN

STOCK OPTION AGREEMENT

(NONSTATUTORY STOCK OPTION)

Pursuant to your Certificate of Stock Option Grant on the Smith Barney Stock Plan Services website (“the Grant Certificate”) and this Stock Option Agreement, Exelixis, Inc. (the “Company”) has granted you an option under its 2000 Non-Employee Directors’ Stock Option Plan (the “Plan”) to purchase the number of shares of the Company’s Common Stock indicated in your Grant Certificate at the exercise price indicated in your Grant Certificate.  Defined terms not explicitly defined in this Stock Option Agreement but defined in the Plan shall have the same definitions as in the Plan.

The details of your option are as follows:

1.                                      VESTING.  Subject to the limitations contained herein, your option will vest as provided in your Grant Certificate, provided that vesting will cease upon the termination of your Continuous Service.

2.                                      NUMBER OF SHARES AND EXERCISE PRICE.  The number of shares of Common Stock subject to your option and your exercise price per share referenced in your Grant Certificate may be adjusted from time to time for Capitalization Adjustments, as provided in the Plan.

3.                                      EXERCISE PRIOR TO VESTING (“EARLY EXERCISE”).  Subject to the provisions of your option, you may elect at any time that is both (i) during the period of your Continuous Service and (ii) during the term of your option, to exercise all or part of your option, including the nonvested portion of your option; provided, however, that:

(a)                                  a partial exercise of your option shall be deemed to cover first vested shares of Common Stock and then the earliest vesting installment of unvested shares of Common Stock;

(b)                                  any shares of Common Stock so purchased from installments that have not vested as of the date of exercise shall be subject to the purchase option in favor of the Company as described in the Company’s form of Early Exercise Stock Purchase Agreement; and

(c)                                  you shall enter into the Company’s form of Early Exercise Stock Purchase Agreement with a vesting schedule that will result in the same vesting as if no early exercise had occurred.

4.                                      METHOD OF PAYMENT.  Payment of the exercise price is due in full upon exercise of all or any part of your option.  You may elect to make payment of the exercise price in cash or by check or by one or more of the following:

(a)                                  Provided that at the time of exercise the Common Stock is publicly traded and quoted regularly in The Wall Street Journal, pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds.

(b)                                  Provided that at the time of exercise the Common Stock is publicly traded and quoted regularly in The Wall Street Journal, by delivery of already-owned shares of Common Stock either that you have held for the period required to avoid a charge to the Company’s reported earnings (generally six months) or that you did not acquire, directly or indirectly from the Company, that are owned free and clear of any liens, claims, encumbrances or security interests, and that are valued at Fair Market Value on the date of exercise.  “Delivery” for these purposes, in the sole discretion of the Company at the time you exercise your option, shall include delivery to the Company of your attestation of ownership of such shares of Common Stock in a form approved by the Company.  Notwithstanding the foregoing, you may not exercise your option by tender to the Company of Common Stock to the extent such tender would violate the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock.

5.                                      WHOLE SHARES.  You may exercise your option only for whole shares of Common Stock.

6.                                      SECURITIES LAW COMPLIANCE.  Notwithstanding anything to the contrary contained herein, you may not exercise your option unless the shares of Common Stock issuable upon such exercise are then registered under the Securities Act or, if such shares of Common Stock are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act.  The exercise of your option must also comply with other applicable laws and regulations governing your option, and you may not exercise your option if the Company determines that such exercise would not be in material compliance with such laws and regulations.

7.                                      TERM.  The term of your option commences on the Date of Grant and expires upon the earliest of the following:

(a)                                  three (3) months after the termination of your Continuous Service for any reason other than your Disability or death, provided that if during any part of such three- (3-) month period your option is not exercisable solely because of the condition set forth in the preceding paragraph relating to “Securities Law Compliance,” your option shall not expire until the earlier of the Expiration Date or until it shall have been exercisable for an aggregate period of three (3) months after the termination of your Continuous Service;

(b)                                  twelve (12) months after the termination of your Continuous Service due to your Disability;

(c)                                  eighteen (18) months after your death if you die either during your Continuous Service or within three (3) months after your Continuous Service terminates; or

(d)                                  the Expiration Date indicated in your Grant Certificate.

8.                                      EXERCISE.

(a)                                  You may exercise your option during its term by delivering a Cash Letter of Authorization or other appropriate form (in a form designated by the Company) together with the exercise price to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require.

(b)                                  By exercising your option you agree that, as a condition to any exercise of your option, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of the exercise of your option.

(c)                                  TRANSFERABILITY. Your option is not transferable, except (i) by will or by the laws of descent and distribution, and (ii) to such further extent as permitted by the Rule as to Use of Form S-8 specified in the General Instructions of the Form S-8 Registration Statement under the Securities Act.  Your option is exercisable during your life only by you or a transferee satisfying the above-stated conditions. The right of a transferee to exercise the transferred portion of your option after termination of your Continuous Service shall terminate in accordance with your right to exercise your option as specified in your option.  In the event that your Continuous Service terminates due to your death, your transferee will be treated as a person who acquired the right to exercise your option by bequest or inheritance.  In addition to the foregoing, the Company may require, as a condition of the transfer of your option to a trust or by gift, that your transferee enter into an option transfer agreement provided by, or acceptable to, the Company.  The terms of your option shall be binding upon your transferees, executors, administrators, heirs, successors, and assigns.  Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, shall thereafter be entitled to exercise your option.

9.                                      OPTION NOT A SERVICE CONTRACT.  Your option is not an employment or service contract, and nothing in your option shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment.  In addition, nothing in your option shall obligate the Company or an Affiliate, their respective stockholders, Boards of Directors, Officers or Employees to continue any relationship that you might have as a Director or Consultant for the Company or an Affiliate.

10.                               NOTICES.  Any notices provided for in your option or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.

11.                               GOVERNING PLAN DOCUMENT.  Your option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your option, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan.  In the event of any conflict between the provisions of your option and those of the Plan, the provisions of the Plan shall control.